UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  June 1, 2010

AMCORE FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

0-13393	36-3183870
(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Street, Rockford, Illinois	61104
(Address of Principal Executive Offices)	(Zip Code)

(815) 968-2241
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

AMCORE Financial Inc. (the “Company”) is obligated under an indenture, dated as of March 27, 2007 (the “Indenture”), for $50 million of fixed/floating rate junior subordinated debt securities due 2037 (the “Debt Securities”). On June 1, 2010, the Company received from Wilmington Trust Company (“WTC”), as trustee under the Indenture, a notice of event of default (the “Notice”) under the terms of the Company's Debt Securities and related trust preferred securities of AMCORE Capital Trust II, an unconsolidated subsidiary of the Company. The Notice asserts that the previously reported naming of the Federal Deposit Insurance Corporation (the “FDIC”) as receiver of the Company’s wholly-owned subsidiary, AMCORE Bank, N.A. (the “Bank”), and Harris N.A.’s assumption of all of the deposits of the Bank, excluding those from brokers, and purchase of essentially all of the Bank’s assets in a transaction facilitated by the FDIC, constitutes a default under the Indenture.  The Company does not believe that these events in and of themselves constitute a default.

Upon the occurrence of an event of default under the Indenture, subject to any applicable cure period, the entire principal, premium and any accrued unpaid interest may be declared immediately due and payable by either the trustee or the holders of the Debt Securities. As of May 31, 2010, the accrued but unpaid interest on the $50 million of outstanding Debt Securities of the Company was $4.99 million.

WTC has informed the Company that it will take no further action under the Indenture, except in its sole and absolute discretion, unless it receives written direction and indemnity satisfactory to WTC from the holders of the Debt Securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 4, 2010	AMCORE Financial, Inc.

(Registrant)

/s/ Judith Carré Sutfin
Judith Carré Sutfin
Executive Vice President and Chief Financial Officer,
(Duly authorized officer of the registrant
and principal financial officer)